FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Definitive Agreement to Acquire Microbrush

St. Louis, MO., August 1, 2006 – Young Innovations, Inc. (NASDAQ – YDNT) today announced it has signed an agreement to acquire substantially all of the assets of Microbrush, Inc. and Microbrush International, Ltd., collectively referred to as Microbrush. Microbrush designs, develops, manufactures and markets a broad line of dental microapplicators used to apply a variety of materials to oral surfaces, including sealants, disclosing products, bonding agents, restorative materials, whitening products, and orthodontic brackets. The Company believes Microbrush is the leader in the worldwide market for dental microapplicators. Microbrush has operations in Grafton, Wisconsin, Orlando, Florida and Dungarvan, Ireland.

The transaction is expected to add approximately $11 million to the Company’s annual sales. Approximately 60% of Microbrush’s sales are outside the U.S. The gross margins of the Microbrush business are similar to the gross margins of our overall business. The transaction is expected to be accretive to earnings per share in 2007.

The purchase price for the transaction is expected to be approximately $32 million in cash. An additional $3.0 million may be earned by the seller if additional performance targets are achieved over the next two years. The purchase of the US assets has been completed. We expect to close on the purchase of the Irish assets on or before August 31, 2006.

Commenting on the transaction, Alfred E. Brennan, Chief Executive Officer, said, “We believe that the Microbrush line of high-quality microapplicators is an excellent addition to our consumable product offering. We look forward to working with the Microbrush organization to build upon the strong foundation they have established in the niche area of dentistry. I am optimistic about the prospects for this transaction.”

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, and children’s toothbrushes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States.

The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.